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                                                                   EXHIBIT 10.02

                       ASYMETRIX LEARNING SYSTEMS, INC.

                               SERVICE AGREEMENT

     This Service Agreement ("Agreement") is made and entered into as of July 27, 1998 (the "Effective Date") by and between Asymetrix Learning Systems, Inc. ("Asymetrix"), a Delaware corporation, and Vulcan Northwest, Inc. d/b/a Advanced Placement Excellence (APEX) ("Client"), a Washington corporation. In consideration of the covenants and conditions hereinafter set forth, Asymetrix and Client agree as follows:

1.   Definitions.

For purposes of this Agreement the following definitions shall apply:

     (a) "Client" means APEX and its successors and assigns, and includes without limitation its officers, employees, directors, shareholders, agents, and representatives.

     (b) "Developments" means original works of authorship and documentation that Asymetrix develops alone or with others, if the Development results from any services Asymetrix provided to Client under this Agreement or involves the use or assistance of Client's facilities, materials, or personnel. Developments shall not include Client Confidential Information, as described more fully at
Section 3 of this Agreement.

2.   Services, Delivery and Payment Terms.

     (a) Asymetrix shall provide publication (authoring) services for Client in accordance with the terms and conditions of this Agreement and various Exhibits that are attached from time to time (i.e., Exhibit A, Exhibit B) and on the price, delivery dates, terms, and specifications described in the Exhibits. Asymetrix shall pay all expenses incident to providing services under this Agreement, unless stated otherwise in the Exhibits. Client's only payment obligation is to Asymetrix. If there is a conflict between this Agreement and an Exhibit with regard to terms involving price, delivery, dates, terms, and specifications described for a particular project in an Exhibit, the Exhibit shall control. All other terms of this Agreement, including terms regarding Ownership of Developments under Section 3 of this Agreement, shall control over any Exhibit terms.

     (b) Asymetrix shall invoice Client for the performance of services hereunder in the amounts and at the times specified in the Exhibits. All payments or reimbursements to be made by Client hereunder shall be paid in full within 30 days of Asymetrix's invoice date. Client shall have no right to offset amounts owed for any Asymetrix products or services against disputed amounts owed for any services hereunder. Payment shall be in United States dollars in Bellevue, Washington. Client shall pay Asymetrix a finance charge of 1.5% per month on all past due amounts.
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3.   Ownership of Developments.

The parties agree that Client shall supply to Asymetrix, for Asymetrix' inclusion and integration into the Developments created under this Agreement, information which is proprietary and confidential to Apex (the "Client Confidential Information"). Client shall mark all such materials provided to Asymetrix under this Agreement, in whatever form, as "Confidential". Asymetrix shall be supplied Client Confidential Information for the sole purpose of incorporating said information into the Developments, for Client sole and exclusive use.

Asymetrix shall not be granted any right, title or interest of any kind in the Client Confidential Information or in any of the intellectual property represented or embodied therein. Asymetrix shall not be allowed to make any use of any of the Client Confidential Information in any form, in whole or in part, for any purpose, and Asymetrix shall redact any and all of the Client Confidential Information from the Developments prior to Asymetrix' reuse of the Developments as otherwise allowed under this Agreement and under paragraph 4 of Exhibit A hereto."

Client agrees that the Developments and all work provided by Asymetrix hereunder shall be owned by Asymetrix. Asymetrix may use the Developments and all work provided hereunder for its own business purposes, such as in future versions of documentation for Asymetrix software. Client hereby irrevocably assigns to Asymetrix, it successors and assigns, all rights, title and interest in the Developments, services, and work provided by Asymetrix hereunder and any intellectual property rights therein throughout the world. To the extent Client may acquire any proprietary rights in the Developments and work provided hereunder, including without limitation any moral rights, which are not by law permitted to be assigned, Client hereby waives such rights.

4.   Independent Contractor.

Asymetrix is an independent contractor and neither Asymetrix are employees of Client. Asymetrix shall not be subject to Client's control or direction over the performance of their services. Client shall be concerned only with the results accomplished. Asymetrix shall be free to provide services to third parties while this Agreement is in effect so long as they continue to properly discharge their obligations and duties under this Agreement Asymetrix acknowledges that the unemployment compensation and workers' compensation laws of the state of Washington cover many independent contracts, including possibly this Agreement, where the essence of the independent contract is the provision of personal services. To ensure that Asymetrix has discharged its obligations under those laws, Asymetrix will pay to the state of Washington appropriate unemployment compensation and workers' compensation taxes with respect to the services provided by the Worker(s).

5.   Term and Termination.

This Agreement shall remain in effect until the earlier of (i) the completion of Asymetrix's services and the acceptance by Client of any deliverable Developments or (ii) the expiration date set forth on the Exhibits. In the event of termination prior to completion of deliverables specified on the Exhibits, Asymetrix shall be paid pro rata for acceptable services actually provided through the date of such termination. Sections 3, 4, and 6 shall survive termination of this Agreement.

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6.   Limitation of Liability

NEITHER PARTY SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, OR DAMAGES BASED ON LOST PROFITS, BUSINESS OPPORTUNITIES OR GOODWILL. EVEN IF SUCH PARTY HAS BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING. EXCEPT IN RESPECT OF LIABILITY WHICH IS BY LAW INCAPABLE OF EXCLUSION, IN NO EVENT SHALL ASYMETRIX'S LIABILITY (WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, TORT OR OTHERWISE) TO CLIENT ARISING OUT OF OR RELATING TO ANY SERVICES HEREUNDER EXCEED THE AMOUNT ACTUALLY PAID BY CLIENT TO ASYMETRIX FOR SUCH SERVICES.

EXCEPT AS EXPRESSLY SET FORTH HEREIN, ASYMETRIX AND CLIENT MAKE NO WARRANTIES, EITHER EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIM ANY IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.   Miscellaneous.

     (a)  Entire Agreement.   This Agreement constitutes the entire agreement
between the parties, and supersedes and cancels any and all other arrangements between the parties relating to the subject matter hereof. This Agreement may be amended, altered or modified only by an instrument in writing signed by the parties.

     (b)  Disputes.   In any action or proceeding arising out of or in
connection with this Agreement the prevailing party will be entitled to recover all reasonable costs and attorney's fees, with or without suit and on appeal.

     (c)  Governing Law.   The rights and obligations under this Agreement shall
in all respects be governed by the laws of the state of Washington and venue in any legal action shall exist exclusively in state or federal courts in Washington.

     (d)  Independent Agreement.   The benefits provided hereunder are
independent and unrelated to any payments, benefits, rights or interests of Asymetrix in any other agreements or arrangements between Client and Asymetrix.

     (e)  Severability.   If any one or more of the provisions contained in this
Agreement shall for any reason be held to be excessively broad as to time, duration, scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

     (f)  Illegality.   In case any one or more of the provisions contained in
this Agreement shall, for any reason, be held to be totally invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

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     (g)  Assignment.   This Agreement may be assigned by Asymetrix and shall be
binding upon and inure to the benefit of successors, assigns and personal representatives. Client may assign this Agreement with prior written approval of Asymetrix.

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

ASYMETRIX LEARNING SYSTEMS, INC.:  ____________________________________



                                By ____________________________________

                                Name __________________________________

                                Title _________________________________


CLIENT:                         VULCAN NORTHWEST, INC.


                                By ____________________________________

                                Name __________________________________

                                Title _________________________________

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

                                                                       EXHIBIT A

                                                                   July 24, 1998

                       Asymetrix Learning Systems, Inc.

                      Proposal for APEX/Librarian project


Introduction:

With this document, Asymetrix Learning Systems, Inc. proposes to provide documentation in support of the version of Asymetrix Librarian that APEX will employ to deliver advanced placement courses to students via the Internet. Choosing Asymetrix offers APEX several advantages:

1. Betty Houser--the person who wrote the Asymetrix Librarian User Guide, will write all documentation. This means that APEX will have the benefit of a writer who already knows the product in detail. Having Betty write the documentation will allow APEX to meet its aggressive schedule goals. Contracting outside Asymetrix would almost certainly increase both the time required to complete the project and the overall cost.

2. Asymetrix will reuse existing documentation as far as possible. For instance, Asymetrix will be able to provide a modified version of the existing Librarian Help system to meet APEX needs, rather than writing an entire Help system from scratch. This, too, will shorten the writing time required and reduce overall costs as compared to a non-Asymetrix writer.

3. Asymetrix writers have easy access to the engineers developing the APEX version of Librarian. This means that Betty Houser will be able to develop documentation in parallel with the overall progress of the project.

4. Finally, approximately 25% of the documentation that Asymetrix writes for APEX will be reused in later Asymetrix releases of Librarian. Asymetrix will not charge APEX for these materials. Specifically, Asymetrix plans to reuse materials on submitting assignments.

Project Description:

Write, edit, and produce 15 pp. (approx.) printable guide in Adobe PDF format to serve as a companion to the APEX Orientation Course. The aim of the guide is to introduce students to the APEX environment and help them use the system successfully for the purpose of taking Advanced Placement courses online.

Provide online Help system in HTML for the student program. To do this, Asymetrix will modify the existing Librarian HTML Help system, add discussion of new features, adjust terminology to be consistent with APEX standards, and add ten screens to describe the APEX activity types.

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Project Schedule:

Asymetrix delivers first draft of Guide and Help: August 14, 1998
APEX provides technical review of first draft: August 21, 1998
Asymetrix delivers final Guide and Help: August 31, 1998

Publications service cost breakdown:

Writing, editorial, and production services to be provided at the rate of @ $75.00/hr. or $15,000.00, whichever is less.

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